Exhibit 10.1

[Olin Letterhead]

July 29, 2005

[Name and Address]

RE:     Notice of Non-Extension of Executive Agreement

Dear             :

As you know, the term of the current Executive Agreement between you and Olin Corporation (“Olin”), dated November 1, 2002, would automatically extend for one additional year (that is, through October 31, 2008) unless Olin provides you at least 90 days advance written notice of its decision not to extend the term. This letter shall constitute notice to you that Olin has decided not to extend the term of the Executive Agreement beyond its currently scheduled termination date of October 31, 2007. Olin’s present intention would be at such time to enter into new revised arrangements with you upon the expiration of the term of your current Executive Agreement (or earlier, if you were to agree voluntarily to enter into any such new arrangements in exchange for the surrender and termination of your current Executive Agreement), which would be substantially similar to the executive agreement and change of control agreement given to other senior officers.

Very truly yours,

OLIN CORPORATION